Exhibit 10.5.1

                         NEWRIDERS, INC.
                 567 SAN NICOLAS DRIVE SUITE 400
                 NEWPORT BEACH, CALIFORNIA 92660

October 7, 1997

William Prather and Marna Prather
True Knowles c/o
M & B Restaurants, L.C.
2126 West Indian School Road
Phoenix Arizona 85015

Dear Bill, Mama and True,

     This preliminary letter of intent will set forth the conditional agreement between you collectively (the "Sellers") and Newriders, Inc. ("Newriders") for the sale and purchase of all of your shares (the "Shares"), constituting all of the outstanding shares of capital stock of M & B Restaurants, L.C., a Texas corporation, dba El Paso Barbeque Company (the "Company"). This letter is not intended to be the definitive agreement between the parties nor binding upon the parties, except with respect to paragraphs 6, 7 and 8 below dealing with the exclusive negotiating rights, confidentiality and joint public disclosure which shall be binding. The parties' obligation to sell or purchase the Shares is expressly conditioned on execution of a definitive Purchase Agreement as described below, and each party's satisfaction with the terms of the transaction after completion of normal and customary due diligence investigations of the other. In addition, Newrider's obligation to purchase the Shares is and in the Purchase Agreement will be, further expressly conditioned on its receipt of an acceptable financing commitment in an amount of not less then $3,000,000.00.

     The basic terms of the purchase will be as follows:

     1. Newriders will purchase the Shares from the Sellers, which at the closing, will constitute all of the issued and outstanding capital stock of the Company.

     2. The Company's assets at closing will consist of all of the real, personal and intangible property that it presently owns, subject to normal business operations, including without limitation, all trademarks, service marks, trade names, designs, logos, concepts, plans, rights to purchase or lease future sites and the like.

     3. At the closing, the Company's total debt other than ordinary course of business payables, shall not exceed $2,500,000.00 (the "Existing Debt").

     4. The consideration for the sale and purchase of the Shares will consist of:
           a. Newriders' assumption and payment of the Existing Debt;

           b. 1,000,000 shares of restricted common stock of Newriders with anti-dilution protections during the period from the execution of this preliminary letter of intent through the closing; and

           c. Newriders' promissory note in the principal amount of $3,000,000.00 payable to the Sellers together with interest at the rate of prime plus one percent, secured by a first lien on the Shares and all due and payable within 90 days from the closing.

     5. In addition to the foregoing, William Prather will become employed by Newriders effective as of the Sellers' execution of this preliminary letter of intent, for a period of five years, with the title and in the capacity of its Chief Executive Officer, reporting to the Board of Directors and its Chairman, for an annual salary of $200,000.00 per year. As additional compensation, William Prather will be granted a ten year option to purchase 750,000 shares of Newriders common stock at an exercise price of $2.50 per share with anti-dilution protection. One-half of the options will become vested after one year of continuous service in such capacity and the remainder vested after two years of continuous service. Newriders will pay reasonable relocation costs to move Mr. Prather's household from Phoenix to Newport Beach.

     6. The Sellers agree that Newriders shall have the exclusive right to negotiate for the purchase of the Shares for a sixty day period beginning on the date of their execution of this preliminary letter of intent. During such period, the Sellers will not solicit, entertain or negotiate any other offers for the purchase of the Shares.

     7. Both parties agree to maintain any information concerning the other obtained during the due diligence investigation in confidence and have or will execute and deliver formal confidentiality agreements.

     8. Any public announcement or press release relating to the transaction contemplated in this preliminary letter of intent shall be approved by Sellers and Newriders in writing in advance of its publication.

     9. The parties will use their reasonable best efforts to cause a definitive Purchase and Sale Agreement (the "Purchase Agreement") containing the terms set forth herein and such additional terms, provisions, agreements, covenants, representations and warranties as are usual and customary in such transactions to be prepared and executed within 20 days of the execution of this preliminary letter of intent. The Purchase Agreement shall provide that the due diligence period shall be concluded within 30 days of the execution of this preliminary letter of intent and provided neither party has elected to withdraw as provided therein, for the closing of the transaction within 60 days of the execution of this preliminary letter of intent.

     10. From the date hereof through closing, Newriders shall and the Sellers shall cause the Company to operate in the normal course of their respective businesses in order to maintain and preserve their respective property, business and other assets, including the good will of customers, suppliers and vendors and the stability of their respective labor forces.

     11. Each party will beat its own legal, accounting and other fees and expenses in connection with this transaction.

     If the foregoing is acceptable to you, please indicate your acceptance by executing the enclosed counterpart of this letter in the space provided below and returning it to the undersigned.

                                  Newriders, Inc.
                                  By /s/John Martin
                                     -----------------------
                                        John Martin, Chairman
                                        of the Board of Directors





The foregoing is accepted and agreed.

/s/ William Prather                               Dated: October 10,1997
-----------------------------
William Prather


/s/ Marna Prather                                 Dated: October 10, 1997
------------------------------
Marna Prather

/s/ True Knowles
------------------------------                    Dated: October 9, 1997
True Knowles